AMENDMENT TO EMPLOYMENT AGREEMENT This AMENDMENT TO EMPLOYMENT AGREEMENT Amendment this 20th day of February 2023 ( Effective Date LOREN EGGLETON (the Employee APPHARVEST, INC. Company RECITALS A. The Company and the Employee have entered into that certain Employment Agreement dated as of December 11, 2020 Employment Agreement B. The Company and the Employee desire to amend the Employment Agreement as provided in this Amendment. AGREEMENT The parties agree to the following: 1. Amendment to Subsections 6.1(b)(i) and (ii). Subsections 6.1(b)(i) and (ii) of the Employment Agreement are hereby amended and replaced in their entirety as follows: (i) The Company will pay Employee an amount equal Base Salary for twelve (12) months, less all applicable withholdings and deductions, and date following the Release Effective Date (as defined below), with the remaining (ii) If Employee timely elects continued coverage under the Consolidated COBRA or Employee and termination, then the Company shall pay the COBRA premiums necessary to continue Emplo of: (i) twelve (12) months following the termination date; (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)- COBRA Payment Period a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of his rights under

COBRA or ERISA for benefits under plans and policies arising under his employment by the Company. 2. No Other Amendments. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company. The parties have executed this Amendment to Employment Agreement on the day and year first written above. APPHARVEST, INC. By: Name: Jonathan Webb Title: CEO Employee: Loren Eggleton /s/ Johathan Webb /s/ Loren Eggleton